Contact Info

Richard Barber

Insightful Corporation

206-283-8802

investor@insightful.com

Insightful Announces Operating Results for Third Quarter 2007

SEATTLE - November 2, 2007 -

Insightful Corporation (NASDAQ: IFUL), a leading provider of predictive analytics and reporting solutions, today announced its operating results for the third quarter ended September 30, 2007.

Insightful reported total revenues of $4.9 million in the third quarter of 2007, a decline of 16% when compared to revenues of $5.9 million in the third quarter of 2006. Total revenues associated with the company's core data analysis product line decreased by 15% in the third quarter of 2007 compared to the third quarter of 2006. Revenues associated with the company's text analysis product, InFact, decreased from $0.2 million in the third quarter of 2006 to $0.1 million in the third quarter of 2007. For the third quarter of 2007, Insightful reported net income of $1.9 million, or $0.14 per diluted share, compared to net income of $0.3 million, or $0.02 per diluted share, for the third quarter of 2006. Net income for the third quarter of 2007 includes a gain of $3.5 million on the sale of the company's InFact search technology and associated intellectual property rights.

Non-GAAP operating results, which excludes stock-based compensation expense, amortization of intangible assets and the gain on the sale of InFact, were a loss of $1.4 million, or $0.11 per diluted share, for the third quarter of 2007, compared to a profit of $0.6 million, or $0.04 per diluted share, for the third quarter of 2006. As described in the section below entitled "Use of Non-GAAP Financial Measures," non-GAAP earnings or loss differs from net income or loss reported under accounting principles generally accepted in the United States (GAAP) due to the exclusion of stock-based compensation expense, the amortization of intangible assets and the gain on the sale of the company's InFact search technology and associated intellectual property rights. The reconciliation of Insightful's GAAP net loss to its non-GAAP loss for the quarters ended September 30, 2007 and 2006 are set forth at the end of this release.

"We are disappointed with our results for the quarter," said Jeff Coombs, president and CEO of Insightful. "We continue to feel that our strategic direction, to deliver packaged predictive analytic solutions built on an enterprise-scale S-PLUS platform, remains sound. However, we suffered from poor sales execution. Our lower revenues for the third quarter were in part a result of turnover in critical sales functions, of focusing too early on long sales cycles for products and solutions that have not yet been released, and of not closing the larger deals in our pipeline. We also saw declines in our professional services revenues, as custom projects dropped off in anticipation of product releases of packaged solutions."

Continued Coombs, "We are determined to return to profitability while continuing to build a sound foundation for future revenue growth. To further our strategic enterprise direction, during the third quarter we released S-PLUS 8 Enterprise Server, a new analytic platform that provides improved scalability, reliability and compliance with IT standards for deployment of analytics applications across the enterprise, and continued our development of vertical solutions built on the S-PLUS 8 platform. Additionally, we've recognized the need for a unified worldwide sales and operations function. To this end, we are actively recruiting for a vice president of worldwide sales and professional services. Our regional vice presidents have resigned. Our vice president of North American sales has already left the company and our vice president of Europe will be transitioning out by the end of this quarter. The focus of the new function will be to unify and sell one set of worldwide solutions, thereby bringing scalability, simplicity, and effectiveness to our global sales operations."

Quarterly Highlights

  Software license revenues were $1.6 million in the third quarter of 2007, as compared to $2.3 million in the third quarter of 2006. License revenues from the company's data analysis product line decreased from $2.1 million to $1.5 million. License revenues from the company's InFact product decreased from $0.2 million to $0.1 million.

  Maintenance revenues were $2.1 million in the third quarter of 2007, as compared to $1.9 million in the third quarter of 2006.

  Professional services and other revenues were $1.2 million in the third quarter of 2007, as compared to $1.7 million in the third quarter of 2006.

  Funded research, which is an offset to research and development expense in the company's income statement, was $0.46 million in the third quarter of 2007, as compared to $0.55 million in the third quarter of 2006.

  Domestic revenues were $2.5 million in the third quarter of 2007, as compared to $3.4 million in the third quarter of 2006. This decrease resulted primarily from a $0.7 decrease in revenues from the data analysis product line. International revenues were $2.4 million in the third quarter of 2007, as compared to $2.5 million in the third quarter of 2006.

  The company accelerated its investment in solutions focused on solutions in key vertical markets, and on enhancing its core S-PLUS® predictive analytic platform. As a result, net research and development expenses increased by 17% to $1.4 million in the third quarter of 2007, as compared to $1.2 million in the third quarter of 2006, and increased as a percentage of revenues from 20% to 28%.

  The company released S-PLUS 8 Enterprise Server, the latest release of its predictive analytic platform, and S+FinMetrics® 3.0, the latest release of its software library for advanced financial data analysis.

Use of Non-GAAP Financial Measures

The non-GAAP financial measure of earnings or loss included in this press release is different from the GAAP measure of net income or loss, as this non-GAAP measure excludes certain items otherwise included in the computation of net income or loss. Insightful believes this non-GAAP measure is useful to enhance an overall understanding of its past financial performance and also its prospects for the future. These adjustments to the company's GAAP results are presented with the intent of providing both management and investors a more complete understanding of Insightful's underlying operating results and trends. This non-GAAP measure is among the primary indicators management uses as a basis for planning and forecasting of future periods.

The expenses excluded from Insightful's GAAP results include stock-based compensation expense, amortization of intangible assets arising from the 2004 acquisition from Lucent Technologies, Inc. of the title to the software code underlying the "S" programming language and the gain on the sale of the InFact search technology and associated intellectual property rights. Stock-based compensation expense and amortization of intangible assets have no current effect on cash or the future uses of cash. Insightful's stock-based compensation expense fluctuates with changes in the company's stock price and interest rates. For this reason, changes in stock prices and interest rates could mask variation and trends in Insightful's GAAP operating results that may otherwise be important to an understanding of the company's results. The acquisition of intangible assets and the sale of the InFact-related technology and intellectual property were events outside of the course of Insightful's normal business operations. For these reasons, management believes that exclusion of stock-based compensation expense, amortization of intangible assets and the gain in the sale of InFact may be important to an understanding of Insightful's ongoing operating performance.

Reconciliations of GAAP to non-GAAP results are as follows (in thousands, except share data):

	Quarter Ended September 30, 2007		Quarter Ended September 30, 2006
		Diluted EPS		Diluted EPS
Net income as reported	$1,878	$0.14	$ 287	$0.02

Subtract - Gain on sale of intangible assets	(3,486)	(0.27)	-	-

Add Back - Stock Compensation Expense
Professional services and other cost of services	3		8
Sales and marketing	36		17
Research and development	16		23
General and administrative	117		97
	172	0.02	145	0.01

Add Back - Amortization of Intangibles	-	-	147	0.01

Non-GAAP (loss) / income	$(1,436)	$(0.11)	$579	$0.04

ABOUT INSIGHTFUL CORPORATION

Insightful Corporation is a provider of predictive analytics and reporting solutions that gives companies the knowledge to act™. Insightful products S-PLUS®, Insightful Miner™, and S-PLUS® Enterprise Server allow companies to perform sophisticated statistical data analysis and data mining and to create high-quality graphics from data. Insightful consulting services provide specialized expertise and proven processes for the design, development and deployment of customized solutions. The company delivers industry-leading, high-ROI solutions to thousands of companies in financial services, life sciences, biotechnology, telecommunications, and manufacturing, as well as government and research institutions. Headquartered in Seattle, Insightful has offices in New York, North Carolina, France, Switzerland, and the United Kingdom, with distributors around the world. For more information, visit www.insightful.com, email info@insightful.com or call 1-800-569-0123.

NOTE TO INVESTORS ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements include, but are not limited to, statements about our future financial results, the expected benefits of our products and solutions, the anticipated function and benefit of a worldwide vice president of sales and professional services and the anticipated release schedule for our product and solutions. Words such as "expects," "believe," "plan," "anticipate," and similar expressions are intended to identify forward-looking statements, but their absence does not necessarily mean that the statement is not forward-looking. Forward-looking statements are based on the judgment and opinions of management at the time the statements are made. These statements are not guarantees of future performance, and inaccurate assumptions and known and unknown risks and uncertainties can affect their accuracy. Actual results could differ materially from those expressed or implied by the forward-looking statements for a number of reasons, including, but not limited to, the risk that we may not achieve growth of the size or at the rate we anticipate, the risk that we do not realize the benefits we anticipate from our investments in research and development, the risk that we will be unable to develop and release our new products and solutions on the schedule that we anticipate, the risks associated with recruiting and retaining qualified personnel, and the risk that our new products and solutions do not perform as expected or achieve market acceptance. More detailed information regarding these and other factors that could affect our actual results is set forth in our filings with the Securities and Exchange Commission, including our most recent report on Form 10-QSB. You should not unduly rely on these forward-looking statements, which apply only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of anticipated events.

INSIGHTFUL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:

Cash and cash equivalents	$ 8,491	$ 7,320
Accounts receivable, net	2,844	6,201
Other receivables	413	588
Short term investments	1,890	499
Prepaid expenses and other current assets	580	535
Total current assets	14,218	15,143
Long term investments in marketable securities	2,395	2,361
Property and equipment, net	2,570	2,757
Purchased technology, net	-	49
Goodwill and other intangibles, net	800	800
Other assets	110	86
	$ 20,093	$ 21,196

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 603	$ 745
Accrued expenses and other current liabilities	1,913	2,793
Deferred revenue - short term	5,647	6,197
Total current liabilities	$ 8,163	$ 9,735

Deferred revenue - long term	179	51
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value-
Authorized-1,000,000 shares
Issued and outstanding-none	-	-
Common stock, $0.01 par value-
Authorized-30,000,000 shares
Issued and outstanding- 12,951,621 and 12,813,842 shares at September 30, 2007 and December 31, 2006, respectively	$ 130	$ 128
Additional paid-in capital	38,673	37,843
Accumulated deficit	(26,717)	(26,245)
Other accumulated comprehensive loss	(335)	(316)
Total stockholders' equity	11,751	11,410
Total liabilities and stockholders' equity	$ 20,093	$ 21,196

INSIGHTFUL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended
	September 30,	September 30,
	2007	2006
	(Unaudited)	(Unaudited)

Revenues:
Software licenses	$ 1,587	$ 2,281
Software maintenance	2,079	1,858
Professional services and other	1,248	1,712
Total revenues	4,914	5,851
Cost of revenues:
Software related	236	395
Professional services and other	1,325	971
Total cost of revenues	1,561	1,366
Gross profit	3,353	4,485
Operating expenses:
Sales and marketing	2,523	2,180
Research and development	1,847	1,744
Less-funded research	(455)	(549)
Research and development, net	1,392	1,195
General and administrative	1,112	989
Total operating expenses	5,027	4,364
Gain on sale of intangible assets	3,486	-
Income from operations	1,812	121
Other income, net	77	167
Income before income taxes	1,889	288
Income tax expense	(11)	(1)
Net Income	$ 1,878	$ 287

Basic net income per share	$ 0.15	$ 0.02
Diluted net income per share	$ 0.14	$ 0.02
Weighted-average number of common shares
Outstanding used to calculate net income per share:
- Basic	12,944	12,751
- Diluted	13,179	13,246